Filed Pursuant to Rule 433
 File No. 333-177633
                                                                                                                                          October 29, 2013

Pricing Term Sheet

Canadian National Railway Company

US$350,000,000 Floating Rate Notes due 2015

Issuer:	Canadian National Railway Company

Security Type:	Floating Rate Notes due 2015

Size:	US$350,000,000

Maturity:	November 6, 2015

Coupon:	3-month LIBOR plus the Spread (set out below), to be reset quarterly as described in the Prospectus Supplement

Spread:	+20 bps

Price to Public:	100.000% of face amount

Interest Payment Dates:	February 6, May 6, August 6 and November 6 of each year, commencing on February 6, 2014

Trade Date:	October 29, 2013

Settlement Date:	(T+7): November 7, 2013
CUSIP/ISIN:	136375 BY7 / US136375BY73
Ratings:*	A3 (Moody’s) / A- (S&P) / A (low) (DBRS)

Joint book-running managers: Senior Co-managers: Co-managers:
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.

BMO Capital Markets Corp.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Desjardins Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at (800) 831-9146, J.P. Morgan Securities LLC, collect, at (212) 834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free, at (800) 294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet

Canadian National Railway Company

US$250,000,000 4.50% Notes due 2043

Issuer:	Canadian National Railway Company

Security Type:	4.50% Notes due 2043

Size:	US$250,000,000

Maturity:	November 7, 2043

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Price and Yield:	85-28+ (3.660%)

Spread to Benchmark Treasury:	+95 bps

Yield to maturity:	4.610%

Coupon:	4.50% per annum, accruing from November 7, 2013

Price to Public:	98.222% of face amount

Interest Payment Dates:	May 7 and November 7, commencing on May 7, 2014

Redemption:
At any time (i) prior to May 7, 2043 at the greater of (x) par and (y) the present value of the remaining scheduled payments of principal and interest, discounted at a rate of Treasury plus 15 basis points, and (ii) on or after May 7, 2043 at par, plus, in each case, accrued and unpaid interest

Trade Date:	October 29, 2013

Settlement Date:	(T+7): November 7, 2013
CUSIP/ISIN:	136375 BZ4 / US136375BZ49
Ratings:*	A3 (Moody’s) / A- (S&P) / A (low) (DBRS)

Joint book-running managers: Senior Co-managers: Co-managers:
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.

BMO Capital Markets Corp.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Desjardins Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at (800) 831-9146, J.P. Morgan Securities LLC, collect, at (212) 834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free, at (800) 294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.